Exhibit B

Due to the relationships between them, the reporting persons hereunder may be deemed to constitute a “group” for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934 with one another as well as with the other entities listed below.  The reporting persons hereunder disclaim beneficial ownership over the shares held by the individuals and entities listed below and disclaim the existence of a group with such individuals and entities.

The aggregate number of shares held by the entities listed below is 473,588.  The following is a listing of the entities along with their respective beneficial ownership amounts.

Name	Amount Beneficially Owned
James E. Flynn (1)	473,588
Deerfield Mgmt, L.P. (1)	473,588
Deerfield Management Company, L.P. (1)	473,588
Deerfield Special Situations Fund, L.P.	262,152
Deerfield Special Situations International Master Fund, L.P.	211,436

(1)	Comprised of shares held by Deerfield Special Situations Fund, L.P. and Deerfield Special Situations International Master Fund, L.P.

Deerfield Mgmt, L.P. is the general partner of Deerfield Special Situations Fund, L.P. and Deerfield Special Situations International Master Fund, L.P.  Deerfield Management Company, L.P. is the investment advisor of Deerfield Special Situations Fund, L.P. and Deerfield Special Situations International Master Fund, L.P.  James E. Flynn is the sole member of the general partner of each of Deerfield Mgmt, L.P. and Deerfield Management Company, L.P.

Steve Hochberg is a limited partner of Deerfield Mgmt, L.P.

Deerfield Mgmt, L.P., Deerfield Management Company, L.P. and Deerfield Special Situations Fund, L.P. are Delaware limited partnerships.

Deerfield Special Situations International Master Fund, L.P. is a British Virgin Islands limited partnership.

James E. Flynn is a United States citizen.

The principal address of James E. Flynn, Deerfield Mgmt, L.P., Deerfield Management Company, L.P., Deerfield Special Situations Fund, L.P., Deerfield Special Situations International Master Fund, L.P. is 780 Third Avenue, 37th Floor, New York, NY 10017.